As filed with the Securities and Exchange Commission on May 18, 2006

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-1069060
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1260 Red Fox Road, Arden Hills, MN	55112
(Address of Principal Executive Offices)	(Zip Code)

2006 Equity Incentive Plan
(Full title of the Plan)

William J. Kullback, Chief Financial Officer
IntriCon Corporation
1260 Red Fox Road, Arden Hills, MN 55112
(Name and address of agent for service)

(651) 636-9770
(Telephone number, including area code, of agent for service)

Copy to:

Francis E. Dehel
Blank Rome LLP
One Logan Square, 18th & Cherry Streets
Philadelphia, PA 19103
Telephone: (215) 569-5500
Facsimile: (215) 832-5532

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common stock, par value $1.00 per share	1,217,500	$ 6.70	$8,157,250	$ 872.83

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also includes such indeterminate number of shares of Common Stock as may be issued pursuant to certain anti-dilution provisions contained in the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon the average of the high and low sales price of IntriCon Corporation’s Common Stock as reported on the American Stock Exchange as of May 16, 2006.

Part I.   Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.

        The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the IntriCon Corporation 2006 Equity Incentive Plan, referred to as the Plan, as specified by Rule 428(b)(1) promulgated by the SEC under the Securities Act.

        These documents are not being filed with the SEC, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

        IntriCon will furnish without charge to each participant in the Plan, upon the written or oral request of such person, a copy of any or all of the documents (i) incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference into the prospectus for the Plan, and (ii) any other documents required to be delivered pursuant to Rule 428(b) promulgated by the Commission under the Securities Act. Requests should be directed to Mark S. Gorder, President and Chief Executive Officer, IntriCon Corporation, 1260 Red Fox Road, Arden Hills, MN 55112, telephone (651) 636-9770.

Part II.   Information Required in the Registration Statement

Item 3.   Incorporation of Certain Documents by Reference.

IntriCon hereby incorporates by reference in this registration statement the following documents:

(a)	IntriCon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	IntriCon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

(c)	IntriCon’s Current Report on Form 8-K filed on May 1, 2006 (other than Item 2.02 and 7.01 of the Form 8-K) and Current Report on Form 8-K filed on May 17, 2006; and

(d)

The description of common shares which is contained in Item 5 of Intricon’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996 (which item was included for the purpose of updating the description of the registrant’s capital stock contained in its registration statement on Form 10, as amended).

        All documents subsequently filed by IntriCon with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) (other than current reports furnished under items 9 or 12 of Form 8-K) of the Securities Exchange Act of 1934, after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed incorporated by reference into this registration statement and to be a part hereof from the date of the filing of these documents.

Item 4.   Description of Securities.

        Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.   Indemnification of Directors and Officers.

        As permitted by Pennsylvania corporation law, Section 2.09 of IntriCon’s Amended and Restated By-Laws requires IntriCon to indemnify any person who was or is a party (other than a party plaintiff suing in his own behalf or in the right of the Corporation) or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of IntriCon, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of IntriCon, or is or was serving while a director or officer of IntriCon at the request of IntriCon as a director, officer, employee, agent fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        The Amended and Restated Bylaws also provide that a director of IntriCon shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director to the extent that under the terms of the Director’s Liability Act, 42 Pa. Cons. Stat. Para. 8361 et seq., as modified by any Pennsylvania statute thereafter enacted, a director’s liability for monetary damages may not be limited.

        The Amended and Restated By-Laws also state that the indemnification provided for therein is not exclusive of any other rights persons seeking indemnification might have, including under any insurance arrangements. The directors and officers of IntriCon are covered by insurance policies indemnifying them against certain liabilities which might be incurred by them in such capacities.

Item 7.   Exemption from Registration Claimed.

        Not Applicable.

Item 8.   Exhibits.

        The following exhibits are filed as part of this registration statement or, where so indicated have been previously filed and are incorporated herein by reference:

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Virchow, Krause and Company, LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).

Item 9.   Undertakings.

        (a)    The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933:

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 18, 2006.

INTRICON CORPORATION

By:	/s/ William J. Kullback
William J. Kullback Chief Financial Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark S. Gorder and William J. Kullback, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE(S)	DATE

/s/ Michael J. McKenna	Chairman of the Board	May 18, 2006
Michael J. McKenna

/s/ Nicholas A. Giordano	Director	May 18, 2006
Nicholas A. Giordano

/s/ Robert N. Masucci	Director	May 18, 2006
Robert N. Masucci

/s/ Mark S. Gorder	Director, President and Chief Executive Officer (Principal Executive Officer)	May 18, 2006
Mark S. Gorder

/s/ William J. Kullback	Vice President, Chief Financial Officer (Principal Accounting Officer and Principal	May 18, 2006
William J. Kullback	Financial Officer), Secretary and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Virchow, Krause and Company, LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this registration statement).